Execution Copy
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information private or confidential and is not material.

FIRST AMENDMENT TO DEPOSIT PROCESSING SERVICES
AGREEMENT

This First Amendment (the "Amendment") to the Deposit Processing Services Agreement, dated as of March 16, 2023, by and between Bank and BMTX (the "DPSA"), is entered into as of this 20th day of August, 2023, by and between FIRST CAROLINA BANK ("Bank"), a North Carolina-chartered, non-member bank ("Bank"), and BMTX, Inc. ("BMTX"), a Pennsylvania corporation. Capitalized terms used in this Amendment that are not otherwise defined shall have the meanings set forth in the DPSA.
RECITALS

WHEREAS, the DPSA established among other things that Bank would receive the transfer of the Higher Education ("VIBE") Depositor Accounts;
WHEREAS, Bank and BMTX continue to work together towards the transfer of the VIBE accounts from the VIBE account's current sponsor bank;
WHEREAS, the Parties have agreed to amend the DPSA to facilitate a more expeditious transfer of the VIBE accounts to Bank and revised certain terms in the DPSA.
NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.The definition of "Depositor Account" in Section 1.1 of the DPSA is deleted and is replaced in its entirety by the following:
"Depositor Account" means the demand deposit account of a Depositor in connection with the Depositor's participation in the Depositor Program that is held by Bank, serviced by BMTX and that is subject to a Depositor Agreement, which includes the Existing Depositor Accounts effective upon the date that such Existing Depositor Accounts are transferred to Bank.
2.The definition of "Person" in Section 1.1 of the DPSA is amended to include "educational institution".
3.Section 2.10(b) of the DPSA is deleted in its entirety and is replaced in its entirety by the following new language:
"2.10(b) - If Bank has not taken all steps necessary for Bank to initiate the transfer of the Deposit Accounts within 60 calendar days after the execution of this Amendment, then following such 60-day period, BMTX shall be permitted to explore the interest of and, in its reasonable discretion, terminate this Agreement and execute another agreement with one or more banks or financial institutions who might have interest in the Depositor Program for the purpose of maintaining risk mitigation options."
4.Section 7.1 of the DPSA is deleted and is replaced in its entirety by the following new language:

"7.1 Term. The initial term of this Agreement will commence on the Signature Date and,

Execution Copy

unless earlier terminated in accordance with Section 7.2 (including termination by BMTX pursuant to Section 7.2(h) in the event BMTX experiences a Change of Control), continue until the date that is five (5) years after the Effective Date (the "Initial Term"). After the Initial Term, this Agreement will renew automatically for additional two (2)-year successive terms (each, a "Renewal Term"), unless either Party provides written notice of non-renewal to the other Party at least one hundred twenty (120) days prior to the termination of the Initial Term or then current Renewal Term, as the case may be (the Initial Term and any Renewal Terms, collectively, the "Term")."

5.Section 7.2(j) of the DPSA is deleted in its entirety.

6.Section 7.2(k) of the DPSA is deleted in its entirety.

7.Section 8.1 of the DPSA is deleted and is replaced in its entirety with the following:

"8.1 Initial Transfer of Existing Student Depositor Accounts. As of the Signature Date, BMTX, through its relationship with Customers Bank (the original sponsor bank of the Existing Depositor Programs), services approximately [***] in Existing Student Depositor Accounts. Bank agrees to work with BMTX and Customers Bank on the timely transfer of all Existing Student Depositor Accounts."

8.Section 8.2 of the DPSA is deleted and is replaced in its entirety with the following:

"8.2 Effective Date. The effective date of this Agreement commences on the first date on which Bank takes on the Deposits from the Existing Student Depositor Accounts pursuant to Section 8.1 (the "Effective Date")."

9.Schedule 3.2. Section 1. of the DPSA is deleted and replaced in its entirety and replaced with the following:

"Bank Payment of Servicing Fees. During the Term, Bank shall pay to BMTX a monthly servicing fee equal to: [***]"

10.    Schedule 3.2 Section 2(1) of the DPSA is deleted and is replaced in its entirety with:

"(1) promptly pay to Bank an aggregated payment (“Make-Whole Payment” as calculated as follows: [***]"

11.Schedule 3.2 Section 5 (i) is deleted and is replaced in its entirety with:

"[***] of estimated quarterly Interchange Fees and Servicing Fees, as estimated by BMTX and provided to the Bank for its review and reasonable approval, shall be paid by the Bank to BMTX in advance of each calendar quarter (the “Estimated Quarterly Payment”). Bank shall pay to BMTX on the 15th calendar day of the month following each calendar quarter (or, if not a Business Day, then on the Business Day following the 15th calendar day of a month) the difference between (1) the sum of the actual Interchange Fees and Servicing Fees for the calendar quarter recently completed and (2) the Estimated Quarterly Payment for the calendar quarter recently completed (such difference, if a positive amount, being the “Final Quarterly Payment”). If for any calendar quarter, clause (1) in the foregoing sentence exceeds the Estimated Quarterly Payment (such excess amount being an “Overpayment”), then such Overpayment shall reduce Final Quarterly Payments in succeeding calendar quarters until the Overpayment is eliminated. "

Execution Copy
12.The Parties both acknowledge is seeking a Requisite Regulatory Approval related to the characterization of the Deposits and the Parties agree that the current pending application for such Requisite Regulatory Approval is independent of and will not in any way prohibit, delay or allow either Party to in any way avoid moving in an expeditious manner toward the transfer of all of the Existing Deposits from the Existing Student Depositor Account at BMTX's current sponsor bank to Bank.

13.The DPSA is hereby modified to reflect the terms of this Amendment and shall continue in full force and effect. All other provisions of the DPSA, not specifically modified herein, shall remain in full force and effect.

14.This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

15.This Agreement shall be governed by and construed in accordance with the laws of the State of    North Carolina without regard to its conflict of laws rules.

Execution Copy

Execution Copy

IN WITNESS WHEREOF, the Parties have entered into this Amendment as of the Effective Date.

First Carolina Bank, Inc.		BMTX, Inc.

By:	/s/ Ronald Day	By:	/s/ Luvleen Sidhu
	Ronald Day		Luvleen Sidhu
Title:	President & CEO	Title:	Chair, CEO & Founder
Date:	August 21, 2023	Date:	8/21/2023

BM Technologies, Inc.
By:	/s/ Luvleen Sidhu
Luvleen Sidhu
Title:	Chair, CEO & Founder
Date:	8/21/2023